Exhibit 99.1

70 Maxess Road • Melville, NY  11747

631-396-5000 • Fax: 631-396-3016

FOR IMMEDIATE RELEASE

NU HORIZONS ELECTRONICS CORP. ANNOUNCES CLOSING OF

MERGER AGREEMENT WITH ARROW ELECTRONICS, INC.

MELVILLE, NY, January 3, 2011 — Nu Horizons Electronics Corp. (NasdaqGS: NUHC), a leading distributor of active and passive electronic components, today announced that Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions, has completed its acquisition of Nu Horizons.

Pursuant to the terms of the merger agreement, Nu Horizons’ stockholders are entitled to receive $7.00 in cash, without interest, less any applicable withholding taxes, for each share of Nu Horizons common stock owned by them. As a result of the merger, Nu Horizons common stock will no longer be listed for trading on the Nasdaq Global Select Market.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Nu Horizons common stock in exchange for the merger consideration from American Stock Transfer & Trust Company, LLC (“AST”).  Stockholders of record should wait to receive the letter of transmittal from AST before surrendering their shares.

About Nu Horizons Electronics Corp.

Nu Horizons Electronics Corp. (NasdaqGS: NUHC) is a leading global distributor of advanced technology semiconductor, display, illumination, power, system and telecommunication solutions to a wide variety of commercial original equipment manufacturers (OEMs) and Electronic Manufacturing Services providers (EMS). With sales facilities in 54 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com.

Company Contact:

Martin Kent

President

Nu Horizons Electronics Corp.

martin.kent@nuhorizons.com

631-396-5000